                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-68747

                             Subject to Completion
            Preliminary Prospectus Supplement dated January 7, 2000

PROSPECTUS SUPPLEMENT
(To prospectus dated May 6, 1999)
                                       [LOGO] Merrill Lynch
                                       Protected Growth (SM) Investing
                                       Pursuit of Growth, Protection of
                                       Principal

                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
                Callable Market Index Target-Term Securities(R)
                             due February  , 2007
                         based upon Internet HOLDRs (SM)
                        "Callable MITTS(R) Securities"
                         $10 principal amount per unit

                                --------------

The Callable MITTS Securities:          Payment at the stated maturity or upon
                                        exercise of the call option:

 . 100% principal protection at
  maturity.

 . Callable prior to the stated          . On the maturity date, if the
  maturity by Merrill Lynch & Co.,        Callable MITTS Securities have not
  Inc.                                    been called, for each unit of the
 . No payments before the maturity         Callable MITTS Securities you own we
  date unless called.                     will pay you an amount equal to the
 . Senior unsecured debt securities of     sum of the principal amount of each
  Merrill Lynch & Co., Inc.               unit and an additional amount based
 . Linked to the price of Internet         on the percentage increase, if any,
  HOLDRs (trading symbol "HHH").          in the price of Internet HOLDRs.
 . The Callable MITTS Securities have    . At maturity, you will receive no
  been approved for listing               less than the principal amount of
  on the American Stock Exchange          your Callable MITTS Securities.
  under the trading symbol "IHM".       . If Merrill Lynch & Co., Inc. elects
 . Closing date: February  , 2000.         to call your Callable MITTS
                                          Securities prior to the stated
                                          maturity, you will receive an amount
                                          expected to be between $20 and $22
                                          per unit. The actual amount will be
                                          determined on the date we price the
                                          Callable MITTS Securities for
                                          initial sale to the public and will
                                          appear in the final prospectus
                                        supplement.


             Investing in the Callable MITTS Securities involves risk.
      See "Risk Factors" beginning on page S-8 of this prospectus supplement.

                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                 Per unit Total
                                                                 -------- -----
     Public offering price......................................  $10.00    $
     Underwriting discount......................................    $       $
     Proceeds, before expenses, to Merrill Lynch & Co., Inc. ...    $       $


     The public offering price and the underwriting discount for any single transaction to purchase:

         (a) between 100,000 units and 499,999 units will be $     per unit
    and $     per unit, respectively and

         (b) 500,000 units or more will be $     per unit and $     per unit,
    respectively.

                                --------------

                              Merrill Lynch & Co.

                                --------------

          The date of this prospectus supplement is February  , 2000.

"MITTS" and "Market Index Target-Term Securities" are registered service marks and "Protected Growth", "HOLDRs" and "Holding Company Depositary Receipts" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
SUMMARY INFORMATION--Q&A..................................................  S-4
  What are the Callable MITTS Securities?.................................  S-4
  What will I receive on the stated maturity date of the Callable MITTS
   Securities?............................................................  S-4
  How does the call feature work?.........................................  S-6
  What is the Internet HOLDRs Trust?......................................  S-6
  What about taxes?.......................................................  S-6
  Will the Callable MITTS Securities be listed on a stock exchange?.......  S-7
  What is the role of MLPF&S?.............................................  S-7
  Who is ML&Co.?..........................................................  S-7
  Are there any risks associated with my investment?......................  S-7
RISK FACTORS..............................................................  S-8
  You may not earn a return on your investment............................  S-8
  Your yield may be lower than the yield on a standard debt security of comparable maturity....................................................  S-8
  Your return will not reflect the return of owning Internet HOLDRs or the securities held by the Internet HOLDRs Trust...........................  S-8
  There may be an uncertain trading market for the Callable MITTS
   Securities.............................................................  S-8
  Many factors affect the trading value of the Callable MITTS Securities;
   these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor..............  S-9
  Amounts payable on the Callable MITTS Securities may be limited by state law.................................................................... S-10
  No stockholder's rights................................................. S-10
  Purchases and sales by us and our affiliates may affect your return..... S-10
  Potential conflicts..................................................... S-10
  Uncertain tax consequences.............................................. S-11
  Risks related to Internet HOLDRs........................................ S-11
DESCRIPTION OF THE CALLABLE MITTS SECURITIES.............................. S-12
  Payment at maturity..................................................... S-12
  Early Call of the Callable MITTS Securities at the Option of ML&Co...... S-14
  Hypothetical returns.................................................... S-15
  Events of Default and Acceleration...................................... S-16
  Dilution and Reorganization Adjustments................................. S-16
  Depositary.............................................................. S-19
  Same-Day Settlement and Payment......................................... S-21
THE INTERNET HOLDRs TRUST................................................. S-22
UNITED STATES FEDERAL INCOME TAXATION..................................... S-23
  General................................................................. S-23
  U.S. Holders............................................................ S-24
  Hypothetical Table...................................................... S-26
  Non-U.S. Holders........................................................ S-26
  Backup withholding...................................................... S-27
  New withholding regulations............................................. S-27
ERISA CONSIDERATIONS...................................................... S-28
USE OF PROCEEDS AND HEDGING............................................... S-28
WHERE YOU CAN FIND MORE INFORMATION....................................... S-28
UNDERWRITING.............................................................. S-28
VALIDITY OF THE CALLABLE MITTS SECURITIES................................. S-29
INDEX OF DEFINED TERMS.................................................... S-30

                                   Prospectus

                                                                            Page
                                                                            ----
MERRILL LYNCH & CO., INC...................................................   2
USE OF PROCEEDS............................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...............................   3
THE SECURITIES.............................................................   3
DESCRIPTION OF DEBT SECURITIES.............................................   4
DESCRIPTION OF DEBT WARRANTS...............................................  10
DESCRIPTION OF CURRENCY WARRANTS...........................................  12
DESCRIPTION OF INDEX WARRANTS..............................................  14
DESCRIPTION OF PREFERRED STOCK.............................................  19
DESCRIPTION OF DEPOSITARY SHARES...........................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS....................................  28
DESCRIPTION OF COMMON STOCK................................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.......................................  33
PLAN OF DISTRIBUTION.......................................................  35
WHERE YOU CAN FIND MORE INFORMATION........................................  36
INCORPORATION OF INFORMATION WE FILE WITH THE SEC..........................  36
EXPERTS....................................................................  37

                           SUMMARY INFORMATION--Q&A


     This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Callable Market Index Target-Term Securities(R) due February , 2007 based upon Internet HOLDRs (SM). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Callable MITTS Securities and the tax and other considerations that are important to you in making a decision about whether to invest in the Callable MITTS Securities. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the Callable MITTS Securities, to determine whether an investment in the Callable MITTS Securities is appropriate for you.

     References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

     References in this prospectus supplement to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     References in this prospectus supplement to "Internet HOLDRs" are to the depositary receipts issued by the Internet HOLDRs Trust.

     We have attached the prospectus dated September 22, 1999 and the prospectus supplement dated December 23, 1999 for Internet HOLDRs (the "HOLDRs Prospectus"). You should carefully read the HOLDRs Prospectus including the section entitled "Risk Factors" to fully understand the operation and management of the Internet HOLDRs Trust and risks that may affect the price of Internet HOLDRs. The Internet HOLDRs Trust will not receive any of the proceeds from the sale of the Callable MITTS Securities and will not have any obligations with respect to the Callable MITTS Securities.

     We have attached the HOLDRs Prospectus and are delivering it to you together with this prospectus supplement and the accompanying prospectus of ML&Co. for the convenience of reference only. The HOLDRs Prospectus does not constitute a part of this prospectus supplement or the accompanying prospectus of ML&Co., nor is it incorporated by reference into this prospectus supplement or in the accompanying prospectus of ML&Co.

What are the Callable MITTS Securities?

     The Callable MITTS Securities will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Callable MITTS Securities will rank equally with all of our other unsecured and unsubordinated debt. The Callable MITTS Securities will mature on February , 2007.

     Each unit of Callable MITTS Securities represents $10 principal amount of Callable MITTS Securities. You may transfer the Callable MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable MITTS Securities. You should refer to the section entitled "Description of the Callable MITTS Securities--Depositary" in this prospectus supplement.

What will I receive on the stated maturity date of the Callable MITTS
Securities?

     We have designed the Callable MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the price of Internet HOLDRs. On the stated maturity date, if we have not called the Callable MITTS Securities, you will receive a cash payment equal to the sum of two amounts: the "principal amount" and the "Supplemental Redemption Amount", if any.

Principal amount

     The "principal amount" per unit is $10.

Supplemental Redemption Amount

      The "Supplemental Redemption Amount" per unit will equal:

            (Ending Value - Starting Value)
      $10 X (-----------------------------)
            (        Starting Value       )

but will not be less than zero.

      The "Starting Value" means closing price of one unit of Internet HOLDRs on the date the Callable MITTS Securities are priced for initial sale to the public (the "Pricing Date"). We will disclose the Starting Value to you in the final prospectus supplement delivered to you in connection with sales of the Callable MITTS Securities.

      The "Ending Value" will be the average of the closing prices of Internet HOLDRs, as adjusted for dilution and reorganization events described in this prospectus supplement, on five business days shortly before the maturity of the Callable MITTS Securities. We may calculate the Ending Value by reference to fewer than five or even a single day's closing price if, during the period shortly before the stated maturity date of the Callable MITTS Securities, there is a disruption in the trading of Internet HOLDRs.

      For more specific information about the Supplemental Redemption Amount, please see the section entitled "Description of the Callable MITTS Securities" in this prospectus supplement.

      We will pay you a Supplemental Redemption Amount only if we do not call the Callable MITTS Securities prior to the maturity date and the Ending Value is greater than the Starting Value. If the Ending Value is less than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your Callable MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

 Examples

       Here are two examples of Supplemental Redemption Amount calculations, assuming the Callable MITTS Securities have not been called prior to the stated maturity:

 Example 1--Ending Value is less than the Starting Value on the stated maturity date:

   Hypothetical Starting Value: $155.00
   Hypothetical Ending Value at maturity: $139.50

                                                       (139.50 - 155.00)         (Supplemental
   Supplemental Redemption Amount (per unit)  =  $10 X (---------------) = $0.00 Redemption
                                                       (     155.00    )         Amount cannot
                                                                                 be less than zero)

      Total payment on the stated maturity date (per unit) = $10.00 + $0.00 = $10.00

 Example 2--Ending Value is greater than the Starting Value on the stated maturity date:

   Hypothetical Starting Value: $155.00
   Hypothetical Ending Value at maturity: $279.00

                                                       (279.00 - 155.00)
   Supplemental Redemption Amount (per unit)  =  $10 X (---------------) = $8.00
                                                       (     155.00    )

      Total payment on the stated maturity date (per unit) = $10.00 + $8.00 = $18.00

How does the call feature work?

      We may elect to call the Callable MITTS Securities at an amount expected to be between $20 per unit and $22 per unit (the "Call Price") on any Business Day during the month of February 2006 (the "Call Period") by giving notice to the trustee of the Callable MITTS Securities as described herein and specifying the date on which the Call Price shall be paid (the "Payment Date"). The Payment Date shall be no later than the twentieth Business Day after the call election. We will determine the Call Price on the Pricing Date, and it will appear in the final prospectus supplement delivered to you in connection with sales of the Callable MITTS Securities.

      If we elect to call your Callable MITTS Securities prior to the stated maturity date, you will receive only the Call Price and you will not receive a Supplemental Redemption Amount based on the price of Internet HOLDRs. If we do not call the Callable MITTS Securities prior to the stated maturity date, the principal amount plus the Supplemental Redemption Amount, if any, that you receive at the stated maturity date may be greater than or less than the Call Price.

What is the Internet HOLDRs Trust?

      The Internet HOLDRs Trust was formed under the depositary trust agreement, dated September 2, 1999, among The Bank of New York, as trustee, MLPF&S, as the initial depositor, other depositors and the owners of Internet HOLDRs. The trust is not a registered investment company under the Investment Company Act of 1940.

      The trust holds shares of common stock issued by 20 companies generally considered to be involved in various segments of the Internet industry. The trust issues Internet HOLDRs that represent an undivided beneficial ownership interest in the shares of common stock held by the trust. Internet HOLDRs are separate from the underlying common stocks that are represented by Internet HOLDRs.

      Internet HOLDRs are listed on the AMEX under the trading symbol "HHH".

      You should carefully read the HOLDRs Prospectus accompanying this prospectus supplement and prospectus of ML&Co. to fully understand the operation and management of the Internet HOLDRs Trust. The risks described in the HOLDRs Prospectus under the section entitled "Risk Factors" may affect the prices of Internet HOLDRs and, therefore, the value of the Callable MITTS Securities. The HOLDRs Prospectus is not incorporated by reference into this prospectus supplement or the accompanying prospectus of ML&Co., and we make no representation or warranty as to the accuracy or completeness of the information.

      Please note that an investment in the Callable MITTS Securities does not entitle you to an ownership interest in Internet HOLDRs or in the stocks held by the Internet HOLDRs Trust.

What about taxes?

      Each year, you will be required to pay taxes on ordinary income from the Callable MITTS Securities over their term based upon an estimated yield for the Callable MITTS Securities, even though you will not receive any payments from us until maturity or earlier call. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a Callable MITTS Security. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed
zero. We have determined that this estimated yield will equal   % per annum,
compounded semiannually.

      Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a Callable MITTS Security for $10 and hold the Callable MITTS Security until maturity, you will be required to pay taxes on the following amounts of ordinary income from the Callable MITTS Securities each
year: $   in 2000, $   in 2001, $   in 2002, $   in 2003, $   in 2004, $   in
2005, $   in 2006 and $   in 2007. However, in 2007, the amount of ordinary
income that you will be required to pay taxes on from owning each Callable MITTS Security may be greater or less than

$ , depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $ , you may have a loss which you could deduct against other income you may have in 2007, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will the Callable MITTS Securities be listed on a stock exchange?

      The Callable MITTS Securities have been approved for listing on the AMEX under the trading symbol "IHM", subject to official notice of issuance. You should be aware that the listing of the Callable MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the Callable MITTS Securities. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Callable MITTS Securities" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Callable MITTS Securities. After the initial offering, MLPF&S intends to buy and sell Callable MITTS Securities to create a secondary market for holders of the Callable MITTS Securities, and may stabilize or maintain the market price of the Callable MITTS Securities during the initial distribution of the Callable MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as a subsidiary of ML&Co. and its responsibilities as calculation agent. In addition, MLPF&S also acted as the initial depositor for the Internet HOLDRs Trust.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the Callable MITTS Securities is subject to risk. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the Callable MITTS Securities will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Callable MITTS Securities is suitable for you.

You may not earn a return on your investment

      You should be aware that if the Ending Value does not exceed the Starting Value on the stated maturity date, the Supplemental Redemption Amount will be zero. This will be true even if the price of Internet HOLDRs was higher than the Starting Value at some time during the life of the Callable MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your Callable MITTS Securities.

The Callable MITTS Securities are subject to early call

      We may elect to call all of the Callable MITTS Securities by giving notice on any Business Day during February 2006. We are likely to call the Callable MITTS Securities during the Call Period if the secondary market price of the Callable MITTS Securities is approximately equal to or above the Call Price during that period. We can, however, call the Callable MITTS Securities during the Call Period at our option regardless of the secondary market price of the Callable MITTS Securities. In the event that we elect to call the Callable MITTS Securities, you will receive only the Call Price and no Supplemental Redemption Amount based on the price of Internet HOLDRs.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning Internet HOLDRs or the securities held by the Internet HOLDRs Trust

      The return on your Callable MITTS Securities will not reflect the return you would realize if you actually owned Internet HOLDRs and received the dividends, if any, paid on Internet HOLDRs because the value of Internet HOLDRs is calculated by reference to the price of Internet HOLDRs without taking into consideration the value of any normal dividends paid on Internet HOLDRs. In addition, if Callable MITTS Securities are called prior to the stated maturity date, you will receive only the Call Price and you will not receive any additional amount based upon the appreciation, if any, in the price of Internet HOLDRs.

There may be an uncertain trading market for the Callable MITTS Securities

      The Callable MITTS Securities have been approved for listing on the AMEX under the trading symbol "IHM", subject to official notice of issuance. While there have been a number of issuances of series of Market Index Target-Term Securities, trading volumes have varied historically from one series to another and it is therefore impossible to predict how the Callable MITTS Securities will trade. You cannot assume that a trading market will develop for the Callable MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Callable MITTS Securities will depend on our financial performance and other factors such as the increase, if any, in the price of Internet HOLDRs.

      If the trading market for the Callable MITTS Securities is limited, there may be a limited number of buyers for your Callable MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the Callable MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

      The trading value of the Callable MITTS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Callable MITTS Securities caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Callable MITTS Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Callable MITTS Securities attributable to another factor, such as an increase in the price of Internet HOLDRs. The following paragraphs describe the expected impact on the market value of the Callable MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

      The price of Internet HOLDRs is expected to affect the trading value of the Callable MITTS Securities. We expect that the market value of the Callable MITTS Securities will depend substantially on the amount, if any, by which the price of Internet HOLDRs, as adjusted for certain dilution and reorganization events described in this prospectus supplement, exceeds the Starting Value. If you choose to sell your Callable MITTS Securities when the price of Internet HOLDRs, as adjusted, exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on that price because of the expectation that the price of Internet HOLDRs will continue to fluctuate until the Ending Value is determined. If you choose to sell your Callable MITTS Securities when the price of Internet HOLDRs, as adjusted, is below, or not sufficiently above, the Starting Value, you may receive less than the $10 principal amount per unit of Callable MITTS Securities.

      Changes in the levels of interest rates are expected to affect the trading value of the Callable MITTS Securities. Because we will pay, at a minimum, the principal amount per unit of Callable MITTS Securities at maturity, we expect that changes in interest rates will affect the trading value of the Callable MITTS Securities. In general, if U.S. interest rates increase, we expect that the trading value of the Callable MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Callable MITTS Securities will increase.

      Changes in the volatility of Internet HOLDRs are expected to affect the trading value of the Callable MITTS Securities. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of Internet HOLDRs increases or decreases, the trading value of the Callable MITTS Securities may be adversely affected.

      As the time remaining to maturity of the Callable MITTS Securities decreases, the "time premium" associated with the Callable MITTS Securities will decrease. We anticipate that before their maturity, the Callable MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the price of Internet HOLDRs. This difference will reflect a "time premium" due to expectations concerning the price of Internet HOLDRs during the period before the stated maturity of the Callable MITTS Securities. However, as the time remaining to the stated maturity of the Callable MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the Callable MITTS Securities.

      Changes in dividend yields of the stocks held by the Internet HOLDRs Trust are expected to affect the trading value of the Callable MITTS Securities. Although the current dividend yield on Internet HOLDRs is zero, if the dividend yields on the stocks held by the Internet HOLDRs Trust increase, we expect that the value of the Callable MITTS Securities will decrease and, conversely, if the dividend yields on the stocks held by the Internet HOLDRs Trust decrease, we expect that the value of the Callable MITTS Securities will increase.

      Changes in our credit ratings may affect the trading value of the Callable MITTS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable MITTS Securities. However, because your return on your Callable MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the Callable MITTS Securities, such as the percentage increase in the price of Internet HOLDRs at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Callable MITTS Securities.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the Callable MITTS Securities than if it occurs earlier in the term of the Callable MITTS Securities. However, we expect that the effect on the trading value of the Callable MITTS Securities of a given change in the price of Internet HOLDRs will be greater if it occurs later in the term of the Callable MITTS Securities than if it occurs earlier in the term of the Callable MITTS Securities.

Amounts payable on the Callable MITTS Securities may be limited by state law

      New York State law governs the 1983 Indenture under which the Callable MITTS Securities will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

No stockholder's rights

      Beneficial owners of the Callable MITTS Securities will not be entitled to any rights in Internet HOLDRs including, for example, voting rights and rights to receive any dividends or other distributions and rights to cancel Internet HOLDRs and receive the underlying securities.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell Internet HOLDRs or stocks of the companies held by the Internet HOLDRs Trust for our own accounts, for business reasons or in connection with hedging our obligations under the Callable MITTS Securities. These transactions could affect the price of Internet HOLDRs in a manner that could be adverse to your investment in the Callable MITTS Securities.

Potential conflicts

      Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value and the Supplemental Redemption Amount payable to you at maturity. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Callable MITTS Securities could give rise to conflicts of interests. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the amounts due at maturity. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

      You should consider the tax consequences of investing in the Callable MITTS Securities, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Risks related to Internet HOLDRs

      Internet HOLDRs are subject to various risks which are described under the section entitled "Risk Factors" in the HOLDRs Prospectus. Any loss of value to Internet HOLDRs attributable to such risks could adversely affect the value of the Callable MITTS Securities. You should carefully consider those risks before deciding whether an investment in the Callable MITTS Securities is suitable for you.

                  DESCRIPTION OF THE CALLABLE MITTS SECURITIES

      ML&Co. will issue the Callable MITTS Securities as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Callable MITTS Securities will mature on February
  , 2007 unless called earlier at the option of ML&Co.

      Unless called, at the stated maturity a beneficial owner of a Callable MITTS Security will receive the sum of the principal amount of the Callable MITTS Security plus the Supplemental Redemption Amount, if any. There will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment at maturity".

      The Callable MITTS Securities may be called by ML&Co. as described below, but are not subject to redemption at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Callable MITTS Securities, beneficial owners of the Callable MITTS Securities may accelerate the maturity of the Callable MITTS Securities, as described under "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

      ML&Co. will issue the Callable MITTS Securities in denominations of whole units each with a principal amount of $10.00.

      The Callable MITTS Securities will not have the benefit of any sinking fund.

Payment at maturity

      If we do not call the Callable MITTS Securities at an earlier date, at the stated maturity, a beneficial owner of a Callable MITTS Security will be entitled to receive the principal amount of each Callable MITTS Security plus the Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Starting Value, a beneficial owner of a Callable MITTS Security will be entitled to receive only the principal amount of the Callable MITTS Security.

      The "Supplemental Redemption Amount" for a Callable MITTS Security will be determined by the calculation agent and will equal:

                                                                      (Ending Value - Starting Value)
    principal amount of each Callable MITTS Security ($10 per unit) X (-----------------------------)
                                                                      (        Starting Value       )

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

      The "Starting Value" means the Closing Price of one unit of Internet HOLDRs on the Pricing Date which will be disclosed in the final prospectus supplement.

      The "Ending Value" will be determined by the calculation agent and will equal the value of the Reference Property determined as follows:

    (A)  for any portion of the Reference Property consisting of cash:

            .  that cash, plus

            . interest on the amount accruing from and including the date of the payment of that cash to holders of the Reference Property for which that cash was paid to but excluding the stated maturity date at a fixed interest rate determined on the date of the payment equal to the interest rate that would be paid on a fixed rate senior non-callable debt security of ML&Co. with a term equal to the remaining term for the Callable MITTS Securities as determined by the calculation agent;

    (B) for any portion of the Reference Property consisting of property other than cash or Reference Securities:

            . the market value of that property, as determined by the calculation agent on the date that the property was delivered to holders of the relevant Reference Property for which the property was distributed, plus

            . interest on the amount accruing from and including the date of delivery to but excluding the stated maturity date at a fixed interest rate determined as described in (A) above;

    (C) for any portion of the Reference Property consisting of Reference Securities, the average, arithmetic mean, of the Closing Prices of each such Reference Security determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days in the Calculation Period with respect to any Reference Security, then the Ending Value shall be calculated using the average, arithmetic mean, of the Closing Prices of that Reference Security on those Calculation Days, and if there is only one Calculation Day, then the Ending Value shall be calculated using the Closing Price of that Reference Security on such Calculation Day. If no Calculation Days occur during the Calculation Period with respect to that Reference Security, then the Ending Value shall be calculated using the Closing Price of that Reference Security determined on the last scheduled Calculation Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

      "Reference Property" initially shall mean one unit of Internet HOLDRs, and shall be subject to adjustment from time to time to reflect the distribution of cash, securities and/or other property in accordance with the adjustment provisions described below under "--Dilution and Reorganization Adjustments".

      "Reference Securities" shall mean any securities included in the Reference Property.

      The "Calculation Period" means the period from and including the seventh scheduled Calculation Day prior to the stated maturity date to and including the second scheduled Calculation Day prior to the stated maturity date.

      "Calculation Day" means, with respect to any Reference Security, any Trading Day during the Calculation Period on which a Market Disruption Event has not occurred.

      "Market Disruption Event" means, for any Reference Security, the occurrence or existence on any Business Day during the one-half hour period that ends when the Closing Price is determined, of any suspension of, or limitation imposed on, trading in that Reference Security on the New York Stock Exchange, or other market or exchange, if applicable.

      "Trading Day" means a day on which the AMEX, the NYSE and the NASDAQ National Market System ("NASDAQ NMS") are open for trading.

      "Closing Price" of a Reference Security means, for a Calculation Day the following:

    (a) If the Reference Security is listed on a national securities exchange in the United States, is a NASDAQ NMS security or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), Closing Price means:

      (i) the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which that Reference Security is listed or admitted to trading, or

      (ii) if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on that day, or

      (iii) if the last reported sale price is not available pursuant to
            (i) and (ii) above, the mean of the last reported bid and offer price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on that day as determined by the calculation agent.

      The term "NASDAQ NMS security" shall include a security included in any successor to that system and the term "OTC Bulletin Board" shall include any successor service to that service.

    (b) If the Reference Security is not listed on a national securities exchange in the United States or is not a NASDAQ NMS security or included in the OTC Bulletin Board operated by the NASD, Closing Price means the last reported sale price on that day on the securities exchange on which the Reference Security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that day as determined by the calculation agent, provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the Closing Price shall mean the average, mean, of the last available bid and offer price on that exchange. If the Reference Security is not listed or admitted to trading on any such securities exchange or if the last reported sale price or bid and offer are not obtainable, the Closing Price shall mean the last reported sale price for a transaction which occurred more than four hours prior to when trading in such over-the-counter market typically ends, then the Closing Price shall mean the average, mean, of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in the Reference Security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a day on the NYSE and the AMEX are open for trading.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the Callable MITTS Securities.

Early Call of the Callable MITTS Securities at the Option of ML&Co.

      During the Call Period, the month of February 2006, ML&Co., in its sole discretion, may elect to call the Callable MITTS Securities, in whole but not in part, before the stated maturity date by giving notice to the trustee of ML&Co.'s election on any Business Day within the month of February 2006, at the Call Price, which is expected to be between $20 per unit and $22 per unit. We will determine the Call Price on the Pricing Date and it will appear in the final prospectus supplement delivered to you in connection with sales of the Callable MITTS Securities.

      If we elect to call your Callable MITTS Securities before the stated maturity date, you will receive only the Call Price and you will not receive a Supplemental Redemption Amount based on the price of Internet HOLDRs. If we do not call the Callable MITTS Securities before the stated maturity date, the principal amount plus the Supplemental Redemption Amount, if any, that you receive at the stated maturity may be greater than or less than the Call Price. ML&Co. may elect to call the Callable MITTS Securities on any Business Day during the Call Period by giving notice to the trustee and specifying the date on which the Call Price shall be paid. The Payment Date shall be no later than the twentieth Business Day after the call election. The trustee will provide notice of the call election to the registered holders of the Callable MITTS Securities, specifying the Payment Date, no less than 15, nor more than 30, calendar days prior to the Payment Date. While the Callable MITTS Securities are held at the depositary, the registered holder will be the depositary, and the depositary will receive the notice of the call. As more fully described below under "--Depositary", the depositary will forward this notice to its participants which will pass in on the beneficial owners.

      You should compare the features of the Callable MITTS Securities to other available investments before deciding to purchase the Callable MITTS Securities. Due to the uncertainty as to whether the Callable MITTS Securities will earn a Supplemental Redemption Amount or be called prior to the stated maturity date, the return on investment with respect to the Callable MITTS Securities may be higher or lower than the return available on other securities issued by ML&Co. or issued by others and available through MLPF&S. It is suggested that you reach an investment decision only after carefully considering the suitability of the Callable MITTS Securities in light of your particular circumstances. See the section entitled "United States Federal Income Taxation".

Hypothetical returns

      The following table illustrates, for a range of hypothetical Ending Values during the Calculation Period:

    . the percentage change from the Starting Value to the hypothetical Ending Value,

    . the total amount payable at maturity for each unit of Callable MITTS Securities,

    . the total rate of return to beneficial owners of the Callable MITTS Securities,

    . the pretax annualized rate of return to the beneficial owners of the Callable MITTS Securities, and

    .  pretax annualized rate of return of an investment in Internet HOLDRs.

                                Total amount               Pretax
                                 payable at  Total rate  annualized      Pretax
              Percentage change maturity per of return     rate of     Annualized
                  from the        unit of      on the     return on     Rate of
              Starting Value to the Callable  Callable  the Callable   Return on
Hypothetical  the hypothetical     MITTS       MITTS        MITTS       Internet
Ending Value    Ending Value     Securities  Securities Securities(1) HOLDRs(1)(2)
------------  ----------------- ------------ ---------- ------------- ------------
    31.00           -80%           10.00        0.00%       0.00%       -21.72%
    62.00           -60%           10.00        0.00%       0.00%       -12.67%
    93.00           -40%           10.00        0.00%       0.00%        -7.17%
   124.00           -20%           10.00        0.00%       0.00%        -3.16%
   155.00(3)          0%           10.00        0.00%       0.00%         0.00%
   186.00            20%           12.00       20.00%       2.62%         2.62%
   217.00            40%           14.00       40.00%       4.86%         4.86%
   248.00            60%           16.00       60.00%       6.83%         6.83%
   279.00            80%           18.00       80.00%       8.58%         8.58%
   310.00           100%           20.00      100.00%      10.15%        10.15%
   341.00           120%           22.00      120.00%      11.59%        11.59%
   372.00           140%           24.00      140.00%      12.91%        12.91%
   403.00           160%           26.00      160.00%      14.13%        14.13%

--------
(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2) This rate of return assumes:
   (a) a dividend yield of 0% per annum;
   (b) no transaction fees or expenses;
   (c) an investment term of seven years; and
  (d) a percentage change in the aggregate price of Internet HOLDRs, as adjusted for certain dilution and reorganization events described below, that equals the percentage change from the hypothetical Starting Value to the relevant hypothetical Ending Value.

(3) This is the Closing Price of a unit of Internet HOLDRs on January 6, 2000 and the hypothetical Starting Value for this table.

      The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by you and the resulting total and pretax annualized rates of return will depend entirely on the actual Starting Value and the Ending Value determined by the calculation agent as provided in this prospectus supplement.

Events of Default and Acceleration

      In case an Event of Default with respect to any Callable MITTS Securities has occurred and is continuing, the amount payable to a beneficial owner of a Callable MITTS Security upon any acceleration permitted by the Callable MITTS Securities, with respect to each $10 principal amount of the Callable MITTS Securities, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment was the stated maturity date of the Callable MITTS Securities, provided, however, if the acceleration occurs before the end of the Call Period, the maximum amount payable with respect to the Callable MITTS Securities will be the Call Price. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Callable MITTS Security may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Callable MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Callable MITTS Securities.

      In case of default in payment of the Callable MITTS Securities, whether at the stated maturity or upon acceleration, from and after the maturity date the Callable MITTS Securities will bear interest, payable upon demand of their beneficial owners, at the rate of % per annum, to the extent that payment of any interest is legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Callable MITTS Securities to the date payment of that amount has been made or duly provided for.

Dilution and Reorganization Adjustments

      The Reference Property is subject to adjustment if an issuer of any Reference Security shall:

    (i) pay a stock dividend or make a distribution on that Reference Security in Reference Securities;

    (ii) subdivide or split the outstanding units of that Reference Security into a greater number of units;

    (iii) combine the outstanding units of that Reference Security into a smaller number of units;

    (iv) issue by reclassification of units of that Reference Security any units of another security of that issuer;

    (v) issue rights or warrants to all holders of that Reference Security entitling them to subscribe for or purchase shares, in the aggregate, for more than 5% of the number of those Reference Securities outstanding prior to the issuance of the rights or warrants at a price per share less than the then current market price of that Reference Security (other than rights to purchase that Reference Security pursuant to a plan for the reinvestment of dividends or interest); or

    (vi) pay a dividend or make a distribution to all holders of that Reference Security of evidences of its indebtedness or other assets

      . including in the case where the Reference Security is Internet HOLDRs, any of the securities underlying Internet HOLDRs that may be distributed by the Internet HOLDRs Trust, but

      . excluding any stock dividends or distributions referred to in clause (i) above or any cash dividends other than any Extraordinary Cash Dividend or issue to all holders of that Reference Security rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above) (any of the foregoing assets are referred to as the "Distributed Assets" and any of the foregoing events are referred to as the "Dilution Events"). For purposes of provision (vi), if the holder of a Reference Security can elect to receive securities in lieu of cash or property other than securities, then for purposes of provision (vi) the holders of the Reference Security shall be deemed to receive only the securities.

      In the case of the Dilution Events referred to in clauses (i), (ii),
(iii) and (iv) above, the Reference Property shall be adjusted to include the number of units of the Reference Security and/or security of that issuer which a holder of units of that Reference Security would have owned or been entitled to receive immediately following any the event had the holder held, immediately prior to such event, the number of units of that Reference Security constituting part of the Reference Property immediately prior to the event. Each adjustment shall become effective immediately after the effective date for the subdivision, split, combination or reclassification, as the case may be. Each adjustment shall be made successively.

      In the case of the Dilution Event referred to in clause (v) above where the rights or warrants are for more than 5% of the number of shares outstanding prior to the issuance of the rights or warrants, the Reference Property shall be adjusted by multiplying the number of Reference Securities constituting Reference Property immediately prior to the date of issuance of the rights or warrants referred to in clause (v) above by a fraction:

    . the numerator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities offered for subscription or purchase pursuant to the rights or warrants, and

    . the denominator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities which the aggregate offering price of the total number of Reference Securities so offered for subscription or purchase pursuant to the rights or warrants would purchase at the current market price, determined as the average Closing Price per Reference Security for the 20 Trading Days immediately prior to the date of such rights or warrants are issued, subject to certain adjustments, which shall be determined by multiplying such total number of Reference Securities by the exercise price of the rights or warrants and dividing the product so obtained by the current market price.

To the extent that Reference Securities are not delivered after the expiration of the rights or warrants, or if the rights or warrants are not issued, the Reference Property shall be readjusted to the Reference Property which would then be in effect had such adjustments for the issuance of the rights or warrants been made upon the basis of delivery of only the number of Reference Securities actually delivered.

      In the case of the Dilution Event referred to in clause (vi) above, the Reference Property shall be adjusted to include, from and after the dividend, distribution or issuance,

    . for the portion of the Distributed Assets consisting of cash, the amount of such Distributed Assets consisting of cash received for each unit of that Reference Security multiplied by the number of units of that Reference Security constituting part of the Reference Property on the date of the dividend, distribution or issuance, immediately prior to the dividend, distribution or issuance, plus

    . for the portion of the Distributed Assets which are other than cash, the number or amount of each type of Distributed Assets other than cash received with respect to each unit of that Reference Security multiplied by the number of units of that Reference Security constituting part of the Reference Property on the date of the dividend, distribution or issuance, immediately prior to the dividend, distribution or issuance.

      An "Extraordinary Cash Dividend" means, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends or any other distribution made by the issuer of a Reference Security or made pursuant to an arrangement effecting a distribution of distributable profits or reserves, whether in cash or in specie, on any Reference Security occurring in such 12-month period (or, if the Reference Security was not outstanding at the commencement of such 12-month period or was not then a part of the Reference Property, occurring in such shorter period during which such Reference Security was outstanding and was part of the Reference Property) exceeds on a per share basis 10% of the average of the Closing Prices per share of such Reference Security over such 12-month period (or shorter period during which such Reference Security was outstanding and was part of the Reference Property); provided that, for purposes of the foregoing definition, the amount of cash dividends paid on a per share basis will be appropriately adjusted to reflect the occurrence during such period of any stock dividend or distribution of shares of capital stock of the issuer of such Reference Security or any subdivision, split, combination or reclassification of shares of such Reference Security.

      If the Reference Security is Internet HOLDRs, the determination as to whether any cash dividend on such Internet HOLDRs is an Extraordinary Cash Dividend shall be made

    . by examining which of the stocks underlying Internet HOLDRs is responsible for all or a portion of such cash dividend on Internet HOLDRs, and

    . treating each such stock underlying Internet HOLDRs as if it were a Reference Security only for this purpose and then determining whether such cash dividend would be an Extraordinary Cash Dividend as defined above with respect to such deemed Reference Security.


      A "Reorganization Event" shall mean:

    . any consolidation or merger of an issuer of a Reference Security, or any surviving entity or subsequent surviving entity of that issuer (a "Successor Company"), with or into another entity, other than a merger or consolidation in which such issuer is the continuing corporation and in which the Reference Security outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of such issuer or another corporation;

    . any sale, transfer, lease or conveyance to another corporation of the property of an issuer of a Reference Security or any Successor Company as an entirety or substantially as an entirety;

    . any statutory exchange of securities of an issuer of a Reference Security or any Successor Company with another corporation, other than in connection with a merger or acquisition; or

    . any liquidation, dissolution, winding up or bankruptcy of an issuer of a Reference Security or any Successor Company.

      If a Reorganization Event occurs, the Reference Property shall include:

    . for any cash received in that Reorganization Event, the cash received for each unit of a Reference Security multiplied by the number of units of that Reference Security constituting part of the Reference Property on the date of the Reorganization Event;

    . for any property other than cash or securities received in that Reorganization Event, the property received for each unit of a Reference Security multiplied by the number of units of that Reference Security constituting part of the Reference Property on the date of the Reorganization Event as determined by the calculation agent; and

    . for any securities received in that Reorganization Event, the securities received for each unit of a Reference Security multiplied by the number of units of that Reference Security constituting part of the Reference Property on the date of the Reorganization Event (subject to adjustment on a basis consistent with the adjustment provisions described above).

      All adjustments will be calculated to the nearest 1/10,000th of a share of the Reference Security, or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share. No adjustment shall be required unless that adjustment would require an increase or decrease of at least one percent in the Closing Price; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

      The foregoing adjustments shall be made by MLPF&S, as calculation agent, and all adjustments shall be final.

      ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment, or if ML&Co. is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the trustee, which shall provide notice to the holders of the Callable MITTS Securities of the occurrence of the event and, if applicable, a statement in reasonable detail setting forth the adjusted Closing Price to be used in determining the Ending Value.

Depositary

 Description of the Global Securities

      Upon issuance, all Callable MITTS Securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Callable MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Callable MITTS Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Callable MITTS Securities represented by a global security will not be entitled to have the Callable MITTS Securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Callable MITTS Securities in definitive form and will not be considered the owners or holders of the Callable MITTS Securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

 DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Callable MITTS Securities. The Callable MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities will be issued for the Callable MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of the Callable MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the Callable MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Callable MITTS Securities are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Callable MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Callable MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Callable MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts the Callable MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Callable MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Callable MITTS Securities are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the Callable MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

 Exchange for Certificated Securities

      If:

    . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

    . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

    . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Callable MITTS Securities,

the global securities will be exchangeable for Callable MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive Callable MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Callable MITTS Securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Callable MITTS Security certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Callable MITTS Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Callable MITTS Securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the Callable MITTS Securities are maintained in book-entry form.

                           THE INTERNET HOLDRs TRUST

      ML&Co. has attached the HOLDRs Prospectus describing the Internet HOLDRs Trust and is delivering it to purchasers of the Callable MITTS Securities together with this prospectus supplement and the accompanying prospectus of ML&Co. for the convenience of reference only. The HOLDRs Prospectus does not constitute a part of this prospectus supplement or the accompanying prospectus of ML&Co., nor is it incorporated by reference into this prospectus supplement or the accompanying prospectus of ML&Co. The summary description below is qualified in its entirety by the information describing the Internet HOLDRs Trust and the securities held by the Trust included in the attached HOLDRs Prospectus.

      The Internet HOLDRs Trust was formed under the depositary trust agreement, dated as of September 2, 1999, among The Bank of New York, as trustee, MLPF&S, as the initial depositor, other depositors and the owners of Internet HOLDRs. The trust is not a registered investment company under the Investment Company Act of 1940.

      The trust holds shares of common stock issued by 20 companies generally considered to be involved in various segments of the Internet industry. The trust issues Internet HOLDRs that represent an undivided beneficial ownership interest in the shares of common stock held by the trust. Internet HOLDRs are separate from the underlying common stocks that are represented by Internet HOLDRs.

      Internet HOLDRs are listed on the AMEX under the trading symbol "HHH".

      You should carefully read the HOLDRs Prospectus accompanying this prospectus supplement and prospectus of ML&Co. to fully understand the operation and management of the Internet HOLDRs Trust. Neither the HOLDRs Prospectus nor these other documents are incorporated by reference into this prospectus supplement, and we make no representation or warranty as to the accuracy or completeness of the information.

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Brown & Wood LLP, counsel to ML&Co., as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the Callable MITTS Securities. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Callable MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding Callable MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding Callable MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). The following discussion also assumes that the issue price of the Callable MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the Callable MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable MITTS Securities arising under the laws of any other taxing jurisdiction.

      As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a Callable MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a Callable MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Callable MITTS Security that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the Callable MITTS Securities or securities with terms substantially the same as the Callable MITTS Securities. However, although the matter is not free from doubt, under current law, each Callable MITTS Security should be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. ML&Co. currently intends to treat each Callable MITTS Security as a debt instrument of ML&Co. for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Callable MITTS Securities. Prospective investors in the Callable MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the Callable MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Callable MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the Callable MITTS Securities is based upon the assumption that each Callable MITTS Security will be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. If the Callable MITTS Securities are not in fact treated as debt instruments of ML&Co. for United

States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the Callable MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Callable MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a Callable MITTS Security had the Callable MITTS Securities in fact been treated as debt instruments of ML&Co. for United States Federal income tax purposes.

U.S. Holders

      On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the Callable MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the Callable MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

      In particular, solely for purposes of applying the Final Regulations to the Callable MITTS Securities, ML&Co. has determined that the projected payment schedule for the Callable MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental
Redemption Amount equal to $   per unit (the "Projected Supplemental Redemption
Amount"). This represents an estimated yield on the Callable MITTS Securities
equal to   % per annum, compounded semiannually. Accordingly, during the term of the Callable MITTS Securities, a U.S. Holder of a Callable MITTS Security will be required to include in income the sum of the daily portions of interest on the Callable MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Callable MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Callable MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Callable MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Callable MITTS Security's adjusted issue price will equal the Callable MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the Callable MITTS Security. At maturity of a Callable MITTS Security, in the event that the actual
Supplemental Redemption Amount, if any, exceeds $   per unit (i.e., the
Projected Supplemental Redemption Amount), a U.S. Holder will be required to
include the excess of the actual Supplemental Redemption Amount over $   per
unit (i.e., the Projected Supplemental Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the actual
Supplemental Redemption Amount, if any, is less than $   per unit (i.e., the
Projected Supplemental Redemption Amount), the excess of $   per unit (i.e.,
the Projected Supplemental Redemption Amount) over the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Callable MITTS Security for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount

(i.e., $   per unit) in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules.

      Upon the sale, redemption, or exchange of a Callable MITTS Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the Callable MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a Callable MITTS Security generally will equal such U.S. Holder's initial investment in the Callable MITTS Security increased by any interest previously included in income with respect to the Callable MITTS Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the Callable MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Callable MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

      Prospective investors in the Callable MITTS Securities should be aware that if a significant percentage of the total aggregate amount of the Callable MITTS Securities originally issued are sold at a discount from the principal amount thereof, which is not expected to be the case, then the issue price of the Callable MITTS Securities, as determined for United States Federal income tax purposes, may be less than the principal amount of the Callable MITTS Securities. In such event, if a U.S. Holder purchases a Callable MITTS Security in connection with the original issuance thereof for an amount equal to the principal amount thereof, the amount of the difference between the principal amount of the Callable MITTS Securities and the issue price thereof generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as an offset to such interest on each such date. In addition, on each such date, the U.S. Holder's adjusted tax basis in the Callable MITTS Security will be reduced by the amount treated as an interest offset pursuant to the foregoing rule. Alternatively, in the event that the issue price of the Callable MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof and a U.S. Holder purchases a Callable MITTS Security in connection with the original issuance thereof for an amount that is less than the principal amount thereof, the amount of the difference between the principal amount of the Callable MITTS Security and the amount paid by the U.S. Holder to purchase the Callable MITTS Security generally would be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as additional ordinary interest includible in income by the U.S. Holder on each such date. In such event, on each such date, the U.S. Holder's adjusted tax basis in the Callable MITTS Security will be increased by the amount treated as additional ordinary interest income. In addition, U.S. Holders purchasing a Callable MITTS Security at a price that differs from the adjusted issue price of the Callable MITTS Security as of the purchase date (e.g., subsequent purchases) will be subject to rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules.

      All prospective investors in the Callable MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the Callable MITTS Securities. Investors in the Callable MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the Callable MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

      The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the Callable MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the Callable MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Hypothetical Table

      The following table sets forth the amount of interest that will be deemed to have accrued with respect to each unit of the Callable MITTS Securities during each accrual period over an assumed term of approximately seven years for the Callable MITTS Securities based upon a projected payment schedule for the Callable MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 6.60% per annum (compounded semiannually)) as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the Callable MITTS Securities as if the Callable MITTS Securities had been issued on January 7, 2000. The following table is for illustrative purposes only. The actual projected payment schedule for the Callable MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be determined by ML&Co. on the Pricing Date and will depend upon actual market interest rates (and thus ML&Co.'s borrowing costs for debt instruments with comparable maturities) as of the Pricing Date. The actual projected payment schedule for the Callable MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final prospectus supplement delivered to investors in connection with sales of the Callable MITTS Securities:

                                                                              Total interest
                                                                              deemed to have
                                                                              accrued on the
                                                             Interest deemed  Callable MITTS
                                                                to accrue    Securities as of
                                                                 during         the end of
                                                             accrual period   accrual period
                       Accrual Period                          (per unit)       (per unit)
                       --------------                        --------------- ----------------
January 7, 2000 through July 7, 2000........................     $0.3291         $0.3291
July 8, 2000 through January 7, 2001........................     $0.3408         $0.6699
January 8, 2001 through July 7, 2001........................     $0.3521         $1.0220
July 8, 2001 through January 7, 2002........................     $0.3638         $1.3858
January 8, 2002 through July 7, 2002........................     $0.3757         $1.7615
July 8, 2002 through January 7, 2003........................     $0.3881         $2.1496
January 8, 2003 through July 7, 2003........................     $0.4010         $2.5506
July 8, 2003 through January 7, 2004........................     $0.4141         $2.9647
January 8, 2004 through July 7, 2004........................     $0.4279         $3.3926
July 8, 2004 through January 7, 2005........................     $0.4419         $3.8345
January 8, 2005 through July 7, 2005........................     $0.4566         $4.2911
July 8, 2005 through January 7, 2006........................     $0.4716         $4.7627
January 8, 2006 through July 7, 2006........................     $0.4871         $5.2498
July 8, 2006 through January 7, 2007........................     $0.5033         $5.7531

--------
Hypothetical Projected Supplemental Redemption Amount = $5.7531 per unit.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Callable MITTS Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the Callable MITTS

Security under penalties of perjury, (b) certifies that such owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on the applicable IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Callable MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the applicable IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

      Under current law, a Callable MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual's death, payments in respect of such Callable MITTS Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup withholding

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Callable MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Callable MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a Callable MITTS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

New withholding regulations

      On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                              ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code, as amended (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any Callable MITTS Security on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the Callable MITTS Security will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Callable MITTS Securities will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and the Supplemental Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Callable MITTS Securities and other securities. For further information on ML&Co. and the Callable MITTS Securities, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                  UNDERWRITING

      MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase
from ML&Co. $   aggregate principal amount of Callable MITTS Securities. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Callable MITTS Securities if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Callable MITTS Securities directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the Callable MITTS Securities subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      The underwriting of the Callable MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Callable MITTS Securities. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Callable MITTS Securities.

      If the underwriter creates a short position in the Callable MITTS Securities in connection with the offering, i.e., if it sells more units of the Callable MITTS Securities than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the Callable MITTS Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Callable MITTS Securities. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Callable MITTS Securities. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                   VALIDITY OF THE CALLABLE MITTS SECURITIES

      The validity of the Callable MITTS Securities will be passed upon for ML&Co. and for the underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
Business Day............................................................... S-14
Calculation Day............................................................ S-13
Calculation Period......................................................... S-13
Call Period................................................................ S- 6
Call Price................................................................. S- 6
Callable MITTS Securities.................................................. S- 1
Closing Price.............................................................. S-13
Code....................................................................... S-28
Depositary................................................................. S-19
Distributed Assets......................................................... S-17
Dilution Events............................................................ S-17
DTC........................................................................ S- 4
Ending Value............................................................... S- 5
ERISA...................................................................... S-28
Exchange Act............................................................... S-13
Extraordinary Cash Dividend................................................ S-18
Final Regulations.......................................................... S-24
HOLDRs Prospectus.......................................................... S- 4
Internet HOLDRs............................................................ S- 4
Market Disruption Event.................................................... S-13
ML&Co. .................................................................... S- 4
MLPF&S..................................................................... S- 4
NASD....................................................................... S-13
NASDAQ NMS................................................................. S-13
NASDAQ NMS security........................................................ S-14
New Regulations............................................................ S-27
Non-U.S. Holders........................................................... S-23
OTC Bulletin Board......................................................... S-13
Payment Date............................................................... S- 6
Pricing Date............................................................... S- 5
Principal Amount........................................................... S- 4
Projected Supplemental Redemption Amount................................... S-24
Reference Securities....................................................... S-13
Reference Property......................................................... S-13
Reorganization Event....................................................... S-18
Starting Value............................................................. S- 5
Supp1emental Redemption Amount............................................. S- 5
Successor Company.......................................................... S-18
Trading Day................................................................ S-13
U.S. Holders............................................................... S-23
Withholding Agent.......................................................... S-26

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                                     [LOGO]

                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

                Callable Market Index Target-Term Securities(R)
                             due February   , 2007
                         based upon Internet HOLDRs(SM)
                         "Callable MITTS(R) Securities"

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                               February   , 2000

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